NEWS

Charter Announces Third Quarter 2021 Results

Stamford, Connecticut - October 29, 2021 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2021.

Key highlights:

•Third quarter total residential and small and medium business ("SMB") customer relationships increased by 185,000. As of September 30, 2021, Charter served a total of 31.9 million residential and SMB customers, with 1.0 million net new customer relationships added over the last twelve months.

•Third quarter total residential and SMB Internet customers increased by 265,000. As of September 30, 2021, Charter served a total of 29.9 million residential and SMB Internet customers, with 1.3 million total Internet customers added over the last twelve months.

•Third quarter total residential and SMB mobile lines increased by 244,000. As of September 30, 2021, Charter served a total of 3.2 million mobile lines, with 1.1 million mobile lines added over the last twelve months.

•Third quarter revenue of $13.1 billion grew by 9.2% year-over-year, driven by residential revenue growth of 9.4%, mobile revenue growth of 45.4% and commercial revenue growth of 7.1%.

•Third quarter Adjusted EBITDA1 of $5.3 billion grew by 13.9% year-over-year.

•Net income attributable to Charter shareholders totaled $1.2 billion in the third quarter.

•Third quarter capital expenditures totaled $1.9 billion and included $119 million of mobile-related capital expenditures.

•Third quarter free cash flow1 of $2.5 billion grew by 41.2% year-over-year.

•During the third quarter, Charter purchased approximately 5.3 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $4.0 billion.

"The value of our connectivity products allowed us to add over 1 million customer relationships over the last year," said Tom Rutledge, Chairman and CEO of Charter. "Looking forward, we remain focused on improving both the quality and value of our products as demand for more advanced services grows. As data usage both inside and outside the home continues to increase, so do our network and product capabilities. We remain confident in our ability to grow customers, EBITDA and free cash flow for many years to come."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2021 (a)	September 30, 2020 (a)	September 30, 2019 (a)
Footprint (b)
Estimated Passings	54,152	53,022	51,940

Customer Relationships (c)
Residential	29,823	28,912	27,037
SMB	2,126	2,021	1,930
Total Customer Relationships	31,949	30,933	28,967

Residential	163	416	282
SMB	22	41	28
Total Customer Relationships Quarterly Net Additions	185	457	310

Total Customer Relationship Penetration of Estimated Passings (d)	59.0%	58.3%	55.8%

Monthly Residential Revenue per Residential Customer (e)	$115.15	$109.03	$112.00
Monthly SMB Revenue per SMB Customer (f)	$167.29	$164.77	$169.44

Residential Customer Relationships Penetration
Single Play Penetration (g)	46.4%	44.2%	42.7%
Double Play Penetration (g)	32.8%	32.3%	29.9%
Triple Play Penetration (g)	20.9%	23.5%	27.3%

% Residential Non-Video Customer Relationships	48.7%	45.7%	41.8%

Internet
Residential	27,965	26,807	24,595
SMB	1,934	1,826	1,730
Total Internet Customers	29,899	28,633	26,325

Residential	243	494	351
SMB	22	43	29
Total Internet Quarterly Net Additions	265	537	380

Video
Residential	15,287	15,705	15,725
SMB	604	530	520
Total Video Customers	15,891	16,235	16,245

Residential	(133)	53	(77)
SMB	12	14	2
Total Video Quarterly Net Additions	(121)	67	(75)

Voice
Residential	8,784	9,335	9,595
SMB	1,273	1,207	1,120
Total Voice Customers	10,057	10,542	10,715

Residential	(230)	(63)	(213)
SMB	14	38	23
Total Voice Quarterly Net Additions	(216)	(25)	(190)

Mobile Lines (h)
Residential	3,085	2,020	793
SMB	99	40	1
Total Mobile Lines	3,184	2,060	794

Residential	230	348	275
SMB	14	15	1
Total Mobile Lines Quarterly Net Additions	244	363	276

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	284	272	264
Enterprise Quarterly Net Additions	4	2	6
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the third quarter of 2021, Charter's residential customer relationships grew by 163,000, compared to growth of 416,000 in the third quarter of 2020 and 282,000 in the third quarter of 2019. As of September 30, 2021, Charter had 29.8 million residential customer relationships, with year-over-year growth of 3.2%.

Charter added 243,000 residential Internet customers during the third quarter of 2021, compared to 494,000 during the third quarter of 2020 and 351,000 during the third quarter of 2019. The lower net additions relative to 2020 and 2019 was primarily a function of fewer selling opportunities partly offset by lower churn in the third quarter of 2021. Currently, 200 Mbps is the minimum speed offered to new Spectrum Internet® customers in 85% of Charter's footprint. As of September 30, 2021, over 70% of total Internet customers subscribed to tiers that provided 200 Mbps or more of speed. Charter also offers Spectrum Internet Gig across its entire footprint. Charter's Advanced Home WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices, has been launched across nearly all of Charter's footprint for new Internet connects. In addition, Charter's new WiFi 6 router offers lower latency and performs better in environments with many connected WiFi devices, and has the ability to offer speeds of well over 1 Gbps.

Residential video customers decreased by 133,000 in the third quarter of 2021, compared to an increase of 53,000 in the third quarter of 2020 and a decrease of 77,000 in the third quarter of 2019. As of September 30, 2021, Charter had 15.3 million residential video customers.

During the third quarter of 2021, residential wireline voice customers declined by 230,000, compared to declines of 63,000 in the third quarter of 2020 and 213,000 in the third quarter of 2019. As of September 30, 2021, Charter had 8.8 million residential wireline voice customers.

Third quarter 2021 residential revenue per residential customer (excluding mobile) totaled $115.15, and increased by 5.6% compared to the prior year period, given $218 million of sports network credits recorded in the prior year period that resulted from fewer sporting events being broadcast due to the COVID-19 pandemic, promotional rate step-ups and video rate adjustments that pass through programmer rate increases, partly offset by a higher mix of non-video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

SMB customer relationships grew by 22,000 in the third quarter of 2021, while third quarter 2020 and 2019 SMB customer relationships grew by 41,000 and 28,000, respectively. During the third quarter of 2021, enterprise PSUs grew by 4,000, compared to growth of 2,000 in the third quarter of 2020 and 6,000 in the third quarter of 2019.

During the third quarter of 2021, Charter added 244,000 mobile lines, compared to growth of 363,000 during the third quarter of 2020 and 276,000 during the third quarter of 2019. Spectrum MobileTM is available to all new and existing Spectrum Internet customers. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" or "By the Gig." Early in the fourth quarter, Spectrum Mobile introduced new Unlimited pricing starting at $29.99/month per Unlimited line for customers with at least two lines. Additionally, customers qualify for the new multiline pricing when combining By the Gig lines for $14/GB with Unlimited lines. All Spectrum Mobile plans include 5G access, with no added taxes, fees or contracts. Spectrum Mobile's new Unlimited pricing is part of Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2021	2020	% Change
REVENUES:
Internet	$5,363	$4,722	13.6%
Video	4,502	4,221	6.7%
Voice	409	449	(8.8)%
Residential revenue	10,274	9,392	9.4%
Small and medium business	1,062	988	7.5%
Enterprise	656	617	6.4%
Commercial revenue	1,718	1,605	7.1%
Advertising sales	391	460	(15.1)%
Mobile	535	368	45.4%
Other	228	214	6.5%
Total Revenue	13,146	12,039	9.2%

COSTS AND EXPENSES:
Total operating costs and expenses	7,860	7,400	6.2%

Adjusted EBITDA	$5,286	$4,639	13.9%

Adjusted EBITDA margin	40.2%	38.5%

Capital Expenditures	$1,861	$2,014
% Total Revenue	14.2%	16.7%

Net income attributable to Charter shareholders	$1,217	$814
Earnings per common share attributable to Charter shareholders:
Basic	$6.69	$4.01
Diluted	$6.50	$3.90

Net cash flows from operating activities	$4,263	$3,664
Free cash flow	$2,476	$1,754

Revenues

Third quarter revenue increased by 9.2% year-over-year to $13.1 billion, driven primarily by growth in residential, mobile and commercial revenues. Excluding advertising, which benefited from political spend in the third quarter of 2020, and $218 million of sports network credits recorded in the prior year period, revenue grew by 8.1% year-over-year.

Residential revenue totaled $10.3 billion in the third quarter, an increase of 9.4% year-over-year. The year-over-year revenue growth rate benefited in part from the aforementioned sports network credits recorded in the prior year period.

Internet revenue grew by 13.6% year-over-year to $5.4 billion, driven by growth in Internet customers during the last year, promotional rate step-ups, rate adjustments and higher bundled revenue allocation.

Video revenue totaled $4.5 billion in the third quarter, an increase of 6.7% compared to the prior year period, driven by the aforementioned $218 million of sports network credits recorded in the prior year period, promotional rate step-ups and video rate adjustments that pass through programmer rate increases, partly offset by a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year and lower bundled revenue allocation.

Voice revenue totaled $409 million in the third quarter, a decrease of 8.8% compared to the third quarter of 2020, driven by a decline in wireline voice customers over the last twelve months and value-based pricing.

Commercial revenue increased by 7.1% year-over-year to $1.7 billion, driven by SMB and enterprise revenue growth of 7.5% and 6.4% year-over-year, respectively. Third quarter 2021 SMB revenue growth benefited from COVID-19 related impacts in the third quarter of 2020. Third quarter 2021 enterprise revenue was impacted by a $16 million one-time benefit. Enterprise revenue excluding wholesale and the one-time benefit increased by 6.5% year-over-year, reflecting PSU growth.

Third quarter advertising sales revenue of $391 million decreased by 15.1% compared to the year-ago quarter, driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue increased by 10.7% year-over-year, given higher advanced advertising revenue in the third quarter of 2021 and COVID-19 related impacts in the prior year period.

Third quarter mobile revenue totaled $535 million, an increase of 45.4% year-over-year, primarily driven by mobile line growth.

Other revenue totaled $228 million in the third quarter, an increase of 6.5% year-over-year.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased by $460 million, or 6.2% year-over-year.

Third quarter programming costs increased by $256 million, or 9.4% as compared to the third quarter of 2020, reflecting $163 million of sports network rebates in the prior year period that resulted from fewer games being broadcast during COVID-19 and contractual programming increases and renewals, partly offset by fewer video customers and a higher mix of lower cost packages within Charter's video customer base.

Regulatory, connectivity and produced content expenses increased by $22 million, or 3.5% year-over-year, primarily driven by higher regulatory and franchise fees and higher video CPE sold to customers.

Costs to service customers decreased by $3 million, or 0.2% year-over-year, despite year-over-year residential and SMB customer growth of 3.3%. The year-over-year decrease in costs to service customers was primarily driven by lower transaction costs, offset by higher bad debt and previously announced wage increases for hourly field operations and call center employees as Charter meets its commitment to a minimum $20 per hour wage in 2022.

Marketing expenses were unchanged year-over-year.

Third quarter mobile costs totaled $607 million, an increase of 33.2% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Other expenses increased by $34 million, or 3.8% as compared to the third quarter of 2020, primarily driven by higher corporate costs, partly offset by lower advertising sales expense.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $5.3 billion grew by 13.9% year-over-year, reflecting growth in revenue and operating expenses of 9.2% and 6.2%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the third quarter of 2021, compared to $814 million in the third quarter of 2020. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, partly offset by higher income tax expense and higher interest expense, net.

Net income per basic common share attributable to Charter shareholders totaled $6.69 in the third quarter of 2021 compared to $4.01 during the same period last year. The increase was primarily the result of the factors described above in addition to a 10.3% decrease in basic weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.9 billion in the third quarter of 2021, compared to $2.0 billion during the third quarter of 2020, primarily driven by decreases in scalable infrastructure, line extensions and support capital. The decrease in scalable infrastructure spending was primarily related to a stabilized level of network traffic growth and investments made earlier in the year. The decrease in line extensions was driven by housing build delays due to supply chain constraints in the housing industry. The year-over-year decrease in support capital was due to timing. Third quarter capital expenditures included $119 million of mobile costs, most of which related to retail stores and IT systems, and were included in support capital.

Charter currently expects 2021 cable capital expenditures to be relatively consistent as a percentage of cable revenue versus 2020.

Cash Flow and Free Cash Flow

During the third quarter of 2021, net cash flows from operating activities totaled $4.3 billion, compared to $3.7 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA.

Free cash flow in the third quarter of 2021 totaled $2.5 billion, compared to $1.8 billion during the same period last year. The year-over-year increase in free cash flow was primarily driven by an increase in net cash flows from operating activities.

Liquidity & Financing

As of September 30, 2021, total principal amount of debt was $87.9 billion and Charter's credit facilities provided approximately $3.2 billion of additional liquidity in excess of Charter's $466 million cash position.

In July 2021, Charter redeemed $1.0 billion of Time Warner Cable, LLC's 4.000% notes due September 2021.

In August 2021, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. jointly issued $2.0 billion of 4.250% senior unsecured notes due 2034 at par. Net proceeds were used to pay related fees and expenses and for general corporate purposes, including repaying $1.25 billion of CCO Holdings' 5.750% notes due February 2026 and $750 million of CCO Holdings' 5.500% notes due May 2026 as well as funding buybacks of Charter Class A common stock and Charter Holdings common units.

In October 2021, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. jointly issued $1.25 billion of 2.250% senior secured notes due 2029 at 99.835% of the aggregate principal amount, $1.35 billion of 3.500% senior secured notes due 2042 at 99.253% of the aggregate principal amount and $1.4 billion of 3.950% senior secured notes due 2062 at 99.186% of the aggregate principal amount. Net proceeds were used to pay related fees and expenses and for general corporate purposes, including funding buybacks of Charter Class A common stock and Charter Holdings common units as well as repaying certain indebtedness.

Share Repurchases

During the three months ended September 30, 2021, Charter purchased approximately 5.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.0 billion.

Conference Call

Charter will host a conference call on Friday, October 29, 2021 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Events & Webcasts" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 1537299.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 25, 2021. The conference ID code for the replay is 1537299.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other expenses, net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $337 million and $979 million for the three and nine months ended September 30, 2021, respectively, and $308 million and $927 million for the three and nine months ended September 30, 2020, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors at reasonable costs;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
REVENUES:
Internet	$5,363	$4,722	13.6%	$15,670	$13,659	14.7%
Video	4,502	4,221	6.7%	13,224	13,014	1.6%
Voice	409	449	(8.8)%	1,202	1,357	(11.4)%
Residential revenue	10,274	9,392	9.4%	30,096	28,030	7.4%
Small and medium business	1,062	988	7.5%	3,116	2,967	5.0%
Enterprise	656	617	6.4%	1,930	1,845	4.7%
Commercial revenue	1,718	1,605	7.1%	5,046	4,812	4.9%
Advertising sales	391	460	(15.1)%	1,146	1,074	6.6%
Mobile	535	368	45.4%	1,546	936	65.2%
Other	228	214	6.5%	636	621	2.4%
Total Revenue	13,146	12,039	9.2%	38,470	35,473	8.4%
COSTS AND EXPENSES:
Programming	2,983	2,727	9.4%	8,949	8,492	5.4%
Regulatory, connectivity and produced content	634	612	3.5%	1,902	1,651	15.2%
Costs to service customers	1,899	1,902	(0.2)%	5,530	5,598	(1.2)%
Marketing	788	788	—%	2,280	2,273	0.3%
Mobile	607	456	33.2%	1,765	1,243	42.0%
Other expense	949	915	3.8%	2,793	2,692	3.8%
Total operating costs and expenses (exclusive of items shown separately below)	7,860	7,400	6.2%	23,219	21,949	5.8%
Adjusted EBITDA	5,286	4,639	13.9%	15,251	13,524	12.8%
Adjusted EBITDA margin	40.2%	38.5%		39.6%	38.1%
Depreciation and amortization	2,270	2,370		7,065	7,295
Stock compensation expense	98	83		332	263
Other operating (income) expenses, net	(9)	14		284	23
Income from operations	2,927	2,172		7,570	5,943
OTHER INCOME (EXPENSES):
Interest expense, net	(1,016)	(946)		(3,003)	(2,883)
Other expenses, net	(157)	(117)		(237)	(413)
	(1,173)	(1,063)		(3,240)	(3,296)
Income before income taxes	1,754	1,109		4,330	2,647
Income tax expense	(347)	(177)		(844)	(372)
Consolidated net income	1,407	932		3,486	2,275
Less: Net income attributable to noncontrolling interests	(190)	(118)		(442)	(299)
Net income attributable to Charter shareholders	$1,217	$814		$3,044	$1,976

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$6.69	$4.01		$16.33	$9.62
Diluted	$6.50	$3.90		$15.78	$9.35
Weighted average common shares outstanding, basic	181,925,180	202,826,502		186,380,681	205,468,736
Weighted average common shares outstanding, diluted	187,166,071	208,722,129		197,316,667	211,399,781

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2021	2020
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$466	$1,001
Accounts receivable, net	2,645	2,539
Prepaid expenses and other current assets	387	369
Total current assets	3,498	3,909

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,179	34,357
Customer relationships, net	4,419	5,615
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	135,474	136,848

OTHER NONCURRENT ASSETS	3,523	3,449

Total assets	$142,495	$144,206

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$9,241	$8,867
Current portion of long-term debt	2,996	1,008
Total current liabilities	12,237	9,875

LONG-TERM DEBT	85,376	81,744
DEFERRED INCOME TAXES	18,980	18,108
OTHER LONG-TERM LIABILITIES	4,376	4,198

SHAREHOLDERS' EQUITY:
Controlling interest	17,030	23,805
Noncontrolling interests	4,496	6,476
Total shareholders' equity	21,526	30,281

Total liabilities and shareholders' equity	$142,495	$144,206

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,407	$932	$3,486	$2,275
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,270	2,370	7,065	7,295
Stock compensation expense	98	83	332	263
Noncash interest income, net	(5)	(10)	(20)	(31)
Deferred income taxes	297	151	668	252
Other, net	155	100	279	379
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(62)	(95)	(106)	75
Prepaid expenses and other assets	(14)	(55)	(127)	(156)
Accounts payable, accrued liabilities and other	117	188	436	61
Net cash flows from operating activities	4,263	3,664	12,013	10,413

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,861)	(2,014)	(5,563)	(5,352)
Change in accrued expenses related to capital expenditures	74	104	(51)	(70)
Real estate investments through variable interest entities	(5)	(41)	(128)	(122)
Other, net	2	(35)	(20)	(43)
Net cash flows from investing activities	(1,790)	(1,986)	(5,762)	(5,587)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,305	3,030	15,263	10,352
Repayments of long-term debt	(3,892)	(1,819)	(9,651)	(9,711)
Payments for debt issuance costs	(18)	(29)	(76)	(91)
Issuance of equity	—	—	—	23
Purchase of treasury stock	(3,666)	(3,361)	(10,834)	(6,868)
Proceeds from exercise of stock options	17	50	43	171
Purchase of noncontrolling interest	(410)	(366)	(1,500)	(884)
Distributions to noncontrolling interest	—	(37)	(71)	(114)
Borrowings for real estate investments through variable interest entities	5	39	128	59
Other, net	(59)	(1)	(88)	(26)
Net cash flows from financing activities	(3,718)	(2,494)	(6,786)	(7,089)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,245)	(816)	(535)	(2,263)
CASH AND CASH EQUIVALENTS, beginning of period	1,711	2,102	1,001	3,549
CASH AND CASH EQUIVALENTS, end of period	$466	$1,286	$466	$1,286

CASH PAID FOR INTEREST	$1,042	$1,038	$3,038	$3,023
CASH PAID FOR TAXES	$30	$34	$99	$84

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2021 (a)	September 30, 2020 (a)	September 30, 2019 (a)
Footprint (b)
Estimated Passings	54,152	53,022	51,940

Customer Relationships (c)
Residential	29,823	28,912	27,037
SMB	2,126	2,021	1,930
Total Customer Relationships	31,949	30,933	28,967

Residential	163	416	282
SMB	22	41	28
Total Customer Relationships Quarterly Net Additions	185	457	310

Total Customer Relationship Penetration of Estimated Passings (d)	59.0%	58.3%	55.8%

Monthly Residential Revenue per Residential Customer (e)	$115.15	$109.03	$112.00
Monthly SMB Revenue per SMB Customer (f)	$167.29	$164.77	$169.44

Residential Customer Relationships Penetration
Single Play Penetration (g)	46.4%	44.2%	42.7%
Double Play Penetration (g)	32.8%	32.3%	29.9%
Triple Play Penetration (g)	20.9%	23.5%	27.3%

% Residential Non-Video Customer Relationships	48.7%	45.7%	41.8%

Internet
Residential	27,965	26,807	24,595
SMB	1,934	1,826	1,730
Total Internet Customers	29,899	28,633	26,325

Residential	243	494	351
SMB	22	43	29
Total Internet Quarterly Net Additions	265	537	380

Video
Residential	15,287	15,705	15,725
SMB	604	530	520
Total Video Customers	15,891	16,235	16,245

Residential	(133)	53	(77)
SMB	12	14	2
Total Video Quarterly Net Additions	(121)	67	(75)

Voice
Residential	8,784	9,335	9,595
SMB	1,273	1,207	1,120
Total Voice Customers	10,057	10,542	10,715

Residential	(230)	(63)	(213)
SMB	14	38	23
Total Voice Quarterly Net Additions	(216)	(25)	(190)

Mobile Lines (h)
Residential	3,085	2,020	793
SMB	99	40	1
Total Mobile Lines	3,184	2,060	794

Residential	230	348	275
SMB	14	15	1
Total Mobile Lines Quarterly Net Additions	244	363	276

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	284	272	264
Enterprise Quarterly Net Additions	4	2	6

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2021, September 30, 2020 and September 30, 2019, customers included approximately 160,700, 181,700 and 148,000 customers, respectively, whose accounts were over 60 days past due, approximately 42,000, 52,300 and 16,400 customers, respectively, whose accounts were over 90 days past due and approximately 32,600, 26,000 and 14,100 customers, respectively, whose accounts were over 120 days past due.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)
Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to Charter shareholders	$1,217	$814	$3,044	$1,976
Plus: Net income attributable to noncontrolling interest	190	118	442	299
Interest expense, net	1,016	946	3,003	2,883
Income tax expense	347	177	844	372
Depreciation and amortization	2,270	2,370	7,065	7,295
Stock compensation expense	98	83	332	263
Other expenses, net	148	131	521	436
Adjusted EBITDA (a)	$5,286	$4,639	$15,251	$13,524

Net cash flows from operating activities	$4,263	$3,664	$12,013	$10,413
Less: Purchases of property, plant and equipment	(1,861)	(2,014)	(5,563)	(5,352)
Change in accrued expenses related to capital expenditures	74	104	(51)	(70)
Free cash flow	$2,476	$1,754	$6,399	$4,991

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Customer premise equipment (a)	$513	$520	$1,496	$1,501
Scalable infrastructure (b)	375	424	1,223	979
Line extensions (c)	392	439	1,191	1,204
Upgrade/rebuild (d)	178	175	484	459
Support capital (e)	403	456	1,169	1,209
Total capital expenditures	$1,861	$2,014	$5,563	$5,352

Capital expenditures included in total related to:
Commercial services	$353	$358	$1,083	$942
Mobile	$119	$139	$355	$351

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Third Quarter 2021 Earnings Release